Exhibit 99.1

Denali Therapeutics Announces Appointment of Nancy Thornberry to Board of Directors

SOUTH SAN FRANCISCO, Calif., January 11, 2021 - Denali Therapeutics Inc. (NASDAQ: DNLI), a biopharmaceutical company developing a broad portfolio of product candidates engineered to cross the blood-brain barrier (BBB) for neurodegenerative diseases, today announced that Nancy Thornberry has joined the Board of Directors, effective January 8, 2021. Ms. Thornberry’s extensive biotech leadership and pharmaceutical experience includes more than 30 years of development and discovery work in multiple disease areas, including diabetes and endocrinology.

“I’m excited to welcome Nancy to the Board,” said Ryan Watts, Ph.D., Denali’s Chief Executive Officer. “Nancy’s industry experience spans all stages of pharmaceutical development from the discovery of new molecular entities to clinical research leading to the approval of important new classes of medicines. Her perspective will be an asset as we continue to advance a broad portfolio of therapeutic candidates to treat neurodegeneration.”

“It’s an honor to join Denali’s Board of Directors,” said Ms. Thornberry. “With a singular focus on neurodegeneration, Denali is tackling one of the biggest medical challenges that our society faces today. I am impressed with the breadth of Denali’s pipeline and the vast opportunities afforded by its platform technology for delivering biotherapeutics to the brain. I look forward to applying my insights as a drug developer towards Denali’s continued growth and success.”

Ms. Thornberry is Chief Executive Officer of Kallyope. She was formerly Senior Vice President and Franchise Head, Diabetes and Endocrinology, Merck & Co. Inc. In this role she led discovery and clinical research in diabetes, osteoporosis, fertility, and contraception. Prior to her role as Franchise Head, she initiated and was a leader of Merck’s dipeptidyl peptidase 4 (DPP-4) project, which resulted in the discovery of JANUVIA® for the treatment of Type 2 diabetes. Among other notable scientific accomplishments is the identification of the first caspase, interleukin-1β converting enzyme (ICE/caspase-1). For her scientific contributions Ms. Thornberry has received numerous awards, including the Merck Presidential Fellowship, Merck Directors Award, Heroes of Chemistry Award by the American Chemical Society, and in 2011 received the Pharmaceuticals Research and Manufacturers of America (PhRMA) Discoverers Award, which honors research scientists whose work has been of special benefit to humankind.

About Denali Therapeutics

Denali Therapeutics is a biopharmaceutical company developing a broad portfolio of product candidates engineered to cross the blood-brain barrier (BBB) for neurodegenerative diseases. Denali pursues new treatments by rigorously assessing genetically validated targets, engineering delivery across the BBB and guiding development through biomarkers that demonstrate target and pathway engagement. Denali is based in South San Francisco. For additional information, please visit www.denalitherapeutics.com

Investor Relations Contact:

Laura Hansen, Ph.D.
Vice President, Investor Relations
(650) 452-2747
hansen@dnli.com

Media Contacts:

Lizzie Hyland
(646) 495-2706
lhyland@gpg.com

or

Morgan Warners
(202) 295-0124
mwarners@gpg.com